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Exhibit 21.01

Subsidiaries of the Registrant:

Buzzard Power Corporation
Incorporated in Delaware December 12, 1990

Coal Dynamics Corporation
Incorporated in Pennsylvania March 21, 1986

Kaiser Power of Sunnyside, Inc.
Incorporated in Delaware March 26, 1986

Kaiser Systems, Inc.
Incorporated in Delaware March 26, 1986

Microgy Cogeneration Systems, Inc.
Incorporated in Colorado March 25, 1999

Milesburg Energy, Inc.
Incorporated in Pennsylvania September 30, 1986

Sunnyside Power Corporation
Incorporated in Utah September 21, 1987